Exhibit 10.11.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Executive Employment Agreement (this “Agreement”) is effective as of February, 7 2005; is between the Argonaut Group, Inc. a Delaware corporation (the “Company”) and Mark E. Watson, III (the “Employee”); and amends and restates in its entirety that certain Executive Employment Agreement (the “Predecessor Agreement”) dated as of July 1, 2003, between the Company and the Employee.

RECITALS:

The Company desires to continue the services of the Employee in the business of the Company as its President and Chief Executive Officer.

The Employee desires to continue his employment relationship with the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1.	Term of Employment. The period of employment of Employee by the Company under this Agreement (the Employment Period) shall be deemed to have commenced on the Effective Date of the Predecessor Agreement and shall terminate on February 7, 2010. The Employment Period may be sooner terminated in accordance with Section 7 of this Agreement.

2.	Duties. During his employment by the Company, the Employee shall perform such duties as shall from time to time be delegated or assigned to him by the Company. Employee agrees to serve the Company in the position of President and Chief Executive Officer and to perform diligently and to the best of his abilities the duties and services pertaining to such office. Employee’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. Unless otherwise agreed by the Company and Employee, Employee’s principal place of business with the Company shall be in San Antonio, Texas. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Employee shall make full disclosure to the Board of Directors of all business opportunities pertaining to the business of the Company or its affiliates and should not appropriate for Employee’s own benefit, business opportunities that fall within the scope of the businesses conducted by the Company and its affiliates.

3.	Compensation.

(a)

Base Salary. The Company shall pay to Employee an initial base salary of $50,000 per month (the “Base Salary”), less all applicable legal deductions and/or withholding. If annualized, this Base Salary would equal $600,000 per year, less all applicable legal deductions and/or withholding. The Base Salary shall be payable in accordance with the Company’s policies in effect from time to time, but in any event no less frequently than monthly. The Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors (“the Committee”) for possible increase (but not decrease); the Board of Directors may, in its sole discretion, choose to increase the Base Salary during the Term of this Agreement. If the Base Salary is increased by the Company, such Base Salary then constitutes the Base Salary for all purposes of this Agreement.

(b)	Incentive Bonus. In addition to the Base Salary, during the Term of this Agreement, Employee may, in the sole discretion of the Board of Directors, be awarded an incentive bonus based upon the achievement of specific Company objectives as determined by the Company and the Employee and set forth in a separate written bonus plan (the “Bonus Plan”).

(c)	As additional compensation for the Employee, the Company shall provide or maintain the medical and health insurance benefits on the same terms and conditions as are made available to all employees of the Company generally.

4.	Vacation. Employee shall be entitled to a reasonable vacation(s) during each year of his employment under this Agreement.

5.	Reimbursement For Expenses; Working Space. The Company shall reimburse the Employee for all reasonable and necessary travel expenses and other disbursements incurred by him for or on behalf of the Company in the course and scope of his employment under this Agreement. The Company shall furnish Employee with offices, supplies, equipment and such other facilities and services as are suitable for performance of Employee’s duties hereunder at the Company’s offices in San Antonio, Texas or provide an allowance sufficient to allow Employee to obtain same.

6.	Remedies for Breach. In addition to the rights and remedies provided in Section 7, and without waiving the same if Employee breaches, or threatens to breach, any of the provisions of Sections 9, 10 or 11, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)	The right and remedy to have such provisions specifically enforced by any court having equity jurisdiction. Employee specifically acknowledges and agrees that any breach or threatened breach of the provisions of Sections 9, 10 or 11 hereof will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such injunction shall be available without the posting of any bond or other security. If the Employee is determined to have breached any provision of Sections 9, 10 or 11 the court or arbitrators shall extend the effect of the non-competition provisions for an amount of time equal to the time the Employee was in breach thereof.

(b)	The right to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by the Employee as a result of any transactions constituting a breach of any of the provisions of Sections 9, 10 or 11.

(c)	Upon discovery by the Company of a breach or threatened breach of Sections 9, 10 or 11, the right to immediately suspend payments to Employee under Section 3 or 8(b) pending a resolution of the dispute.

(d)	The right to terminate Employee’s employment pursuant to Section 7.

7.	Termination of Agreement.

(a)	Death. This Agreement shall automatically terminate upon the death of Employee.

(b)	Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been substantially unable, either with or without reasonable accommodation, to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Employee’s employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Any dispute between the Employee and the Company regarding whether Employee has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of the Agreement. Employee acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded the Employee as having a Disability.

(c)	Termination By Company For Cause. The Company may terminate this Agreement upon written notice to Employee at any time for “Cause” in accordance with the procedures provided below. For purposes of this Agreement, “Cause” shall mean:

(i)	the material breach of any provision of this Agreement by Employee which has not been cured within five business (5) days after the Company provides notice of the breach to Employee; provided, however, if the act or omission that is the subject of such notice is substantially similar to an act or omission with respect to which Employee has previously received notice and an opportunity to cure, then no additional notice is required and this Agreement may be terminated immediately upon the Company’s election and written notice to Employee);

(ii)	the entry of a plea of guilty or judgment entered after trial finding Employee guilty of a crime punishable by death or imprisonment in excess of one year involving moral turpitude (meaning a crime that includes the commission of an act of gross dishonesty or bad morals);

(iii)	willfully engaging by Employee in conduct that the Employee knows or reasonably should know is detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and affiliates, monetarily or otherwise;

(iv)	without limiting the generality of Section 7(c)(i), the breach or threatened breach of any of the provisions of Sections 9, 10 or 11; or

(v)	a ruling in any state or federal court or by an arbitration panel that the Employee has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding which would in any way limit, as determined by the Board of Directors of the Company, the Employee’s ability to perform under this Agreement now or in the future.

(d)	Termination By Company Without Cause. The Company may terminate this Agreement at any time, and for any reason, by providing at least thirty (30) days written notice to Employee.

(e)	Termination By Employee With Good Reason. Employee may terminate his employment with good reason anytime after Employee has actual knowledge of the occurrence, without the written consent of Employee, of one of the following events (each event being referred to herein as “Good Reason”):

(i)	(A) any change in the duties or responsibilities (including reporting responsibilities) of Employee that is inconsistent in any adverse respect with Employee’s position(s), duties, responsibilities or status with the Company immediately prior to such change (including any diminution of such duties or responsibilities) or (B) an adverse change in Employee’s titles or offices (including, membership on the Board of Directors) with the Company;

(ii)	a reduction in Employee’s Base Salary or Bonus opportunity;

(iii)	(A) any requirement that Employee travel on Company business to an extent substantially greater than the travel obligations of Employee immediately prior to the date of this Agreement or (B) the relocation of the Company’s principal executive offices or Employee’s own office location to a location more than thirty (30) miles from their location immediately prior to the date hereof;

(iv)	the failure of the Company to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Employee is participating immediately prior to the date of this Agreement or the taking of any action by the Company which would adversely affect Employee’s participation in or reduce Employee’s benefits under any such plan, unless Employee is permitted to participate in other plans providing Employee with substantially equivalent benefits;

(v)	any refusal by the Company to continue to permit Employee to engage in activities not directly related to the business of the Company which Employee was permitted to engage in prior to the date of this Agreement;

(vi)	the Company’s failure to provide in all material respects the indemnification set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between Employee and Company;

(vii)	a Change in Control of the Company;

(viii)	the failure of the Company to obtain the assumption agreement from any successor giving rise to a Change of Control as contemplated in Section 12 (a);

(ix)	any other breach of a material provision of this Agreement by the Company.

For purposes of clauses (iii) through (vi) and (ix) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Employee shall not constitute Good Reason. Employee’s right to terminate employment with Good Reason shall not be affected by Employee’s incapacity due to mental or physical illness and Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting cause.

8.	Effect of Termination. Upon the termination of this Agreement, no rights of Employee which shall have accrued prior to the date of such termination, including the right to receive any bonus Fully-Earned through the date of such termination, shall be affected in any way.

(a)	Upon Death of Employee.

During the Term, if Employee’s employment is terminated due to his death, Employee’s estate shall be entitled to receive the Base Salary set forth in Section 3 accrued through the date of death and any bonus Fully-Earned (as herein defined) through the date of such termination; provided, however, Employee’s estate shall not be entitled to any other benefits (except as provided by law or separate agreement). “Fully-Earned” shall mean that for purposes of determining whether the Employee shall be entitled to a bonus, that such Employee shall be treated as if he had been employed through the last date of the regular period for determining whether or not a bonus is payable in the standard manner that all such employees are evaluated even though Employee is no longer employed by the Company, and his eligibility for an incentive bonus, if any, shall be determined accordingly. Further, a surviving spouse of Employee shall be eligible for continuation of family benefits pursuant to Section 3(c) subject to compliance with Plan provisions at the active employee rate for a one year period after the date of termination.

(b)	For Disability; By Company Without Cause; By Employee with Cause.

If this Agreement is terminated under Section 7 (b), (d) or (e):

(i)	Employee shall be entitled to receive his Base Salary set forth in Section 3 accrued through the date of such termination and any bonus Fully-Earned through the date of such termination, and

(ii)	All unvested stock options and restricted stock grants previously awarded to Employee shall remain in full force and effect as if no termination had occurred, and

(iii)	If a Change of Control (x) has not then occurred, Company shall pay Employee an amount equal to three times his Base Salary, and (y) has then occurred (or is reasonably expected to occur), Company shall pay Employee an amount equal to five times his Base Salary. Further, Employee shall be eligible for continuation of benefits pursuant to Section 3(c) subject to compliance with Plan provisions at the active employee rate until Employee obtains reasonably equivalent employment or for three (3) years from the date of termination, whichever is earlier. It shall be a condition precedent of payment to Employee of such payment and continued benefits pursuant to this Section 8(b) that Employee execute a full and complete release of the Company, each of its subsidiaries, affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and shareholders, in form and substance reasonably acceptable to the Company, of any claims Employee may have against any of them, to the extent such claims arise from Employee’s employment hereunder, and

(iv)	Employee shall no longer be bound by the prohibitions contained in Section 10 hereof prohibiting Employee from engaging or having any interests in, directly or indirectly, in a competitive business or soliciting employees; provided, however, Employee shall remain bound by the further prohibition contained in Sections 9 and 11, and

(v)	Except as provided for in this Section 8(b), Employee shall not have any rights which have not previously accrued upon termination of this Agreement.

(c)	By Company With Cause

In the event of termination of Employee’s employment Section 7(c) Employee shall be entitled to receive the Base Salary and benefits set forth in Section 3 accrued through the date of termination, and he shall not be entitled to any other benefits (except as required by law).

(d)	Gross-Up Payment.

(i)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity resulting from a Change in Control (or other change in ownership) to or for the benefit of Employee (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) (the “Excise Tax”), then the Company shall pay to Employee an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the products of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, and (B) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income.

(ii)

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (Underpayment) or Gross-Up Payments are made by the Company which should not have been made (Overpayment), consistent with the calculations required to be made hereunder. In the event that Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Employee for his Excise Tax, any such Overpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

9.	Confidential Information.

(a)	The Company shall disclose to Employee, or place Employee in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Employee with business opportunities of Company or affiliates; and/or shall place Employee in a position to develop business good will on behalf of Company or its affiliates.

(b)	The Employee acknowledges that in his employment hereunder he occupies a position of trust and confidence and agrees that he will treat as confidential and will not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for his own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the company, or information which is disclosed to the Employee or in any acquired by him during the term of this Agreement, or any information concerning the present or future business, processes, or methods of operation of the Company or its affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Employee hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public.

(c)	The confidentiality obligations set forth in (a) and (b) of this Section 9 shall apply during Employee’s employment and for a period of one year after termination of employment.

(d)

All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment with Company (whether during business hours or otherwise and whether on the premises of the Company or an affiliate or otherwise) that relate to the business, products or services of the Company or any affiliate shall be disclosed to the Board of Directors and are and shall be the sole and exclusive property of the Company or such affiliate. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver the same, and all copies thereof, to the Company.

(e)	If, during Employee’s employment by the Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment.

10.	Non-Competition Obligations.

(a)	In exchange for Company’s promise to continue to divulge proprietary confidential trade secret like information as described in Section 9 above to Employee and in order to induce Company to make payments to Employee upon the occurrence of a termination of this Agreement or change of control as described in this Agreement, Employee hereby undertakes and agrees as follows:

(i)	Employee will not, directly or indirectly, for Employee or for others engage in any business in the geographic area competitive with Company’s or any of its affiliates line of specialty property and/or casualty insurance business as of the date of the termination of the employment relationship;

(ii)	render advice, or services to or otherwise assist, any other person who is engaged, directly or indirectly in any business in the geographic area (defined as those areas by county in which Company has customers) that is competitive with Company for its affiliates line of specialty property or casualty insurance business as of the date of the termination of the employment relationship;

(iii)

Employee shall not, directly or indirectly for Employee’s or others, following termination of Employee’s employment with the Company, encourage or induce any current or former employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates or offer employment, retain, hire or assist in the hiring of any such employee by any person, association or entity not affiliated with the Company or any of its affiliates; provided, however, that nothing in this subsection (iii) shall prohibit Employee from offering employment to any prior employee of the Company or any of its affiliates who was not employed by the Company or any of its affiliates at any time in the twelve months prior to the termination of Employee’s employment (i.e. this subsection (iii) shall not apply to any prior employee who was not employed by the Company or any of its affiliates during the twelve months preceding the termination of Employee).

(b)	The non-competition obligation set forth in this Section 10 shall apply during Employee’s employment and for a period of one year after termination of employment.

11.	No Interference With Company Relationships. For a period of one year following a termination of Employee’s employment under this Agreement, Employee shall not, either on Employee’s own behalf or as an agent, consult, partner, shareholder, employee, owner or representative of any person or entity:

(a)	directly or indirectly interfere with any of Company’s relationships with any of its customers, prospects or clients or induce, or encourage any customer or client to stop doing business with Company or to induce or encourage any prospect to not retain the services of Company;

(b)	solicit or attempt to solicit, directly or indirectly, any business of any of Company’s customers/clients or prospects;

(c)	take any action, directly or indirectly, to obtain any customer or prospect of Company or any business from any company customer/client or prospect;

(d)	or otherwise interfere with any business from any of Company’s customers/clients or prospects.

The term “prospect” means any person or entity for whom or for which a premium quotation or proposal for services had been prepared by Company within twelve months of Employee’s termination of employment.

12.	Change Of Control.

(a)	For purposes of this Agreement, a “change of control” shall be deemed to occur at such time as any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder), other than any “person” or “group” of which Employee is an affiliate, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than thirty percent of the total outstanding voting stock of the Company; provided, however, a public offering of any of such Company stock shall not be deemed a “change of control” for purposes hereof.

(b)

For purposes of Subsection (a), the term “affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition, “control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.

13.	Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall enure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

14.	Notices. Any notice required or permitted to be given to the Employee pursuant to this Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee at 10101 Reunion Place, Ste. 500, San Antonio, Texas 78216, or at such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at 10101 Reunion Place, Ste. 500, San Antonio, Texas 78216, or at such other address as it shall designate by notice to the Employee.

15.	Invalid Provisions. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16.	Amendments To The Agreement. This Agreement may only be amended in writing by an agreement executed by both parties hereto.

17.	Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supercedes any and all prior agreements, oral or written, and negotiations between said parties regarding the subject matter contained herein.

18.	Applicable Law and Venue. This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas; with venue of any lawsuit between the parties in State District Court, Bexar County, Texas.

19.	No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.	Severability. If a Court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not effect the validity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

21.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

22.	Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal employee deductions made with respect to the Company’s employees generally.

In witness whereof, the parties hereto have executed this Agreement as of the day and year above written.

Argonaut Group, Inc.:		Employee:

By:	/s/ John R. Power, Jr	/s/ Mark E. Watson III
	John Power, Chairman	Mark E. Watson III
Compensation Committee
Board of Directors
Argonaut Group, Inc.